GRAINGER REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2023
Focused execution delivers solid quarter and record full year earnings;
Company issues 2024 guidance, including 4% to 7% sales growth

Fourth Quarter 2023 Highlights
•Delivered sales of $4.0 billion, up 5.1%, or 5.5% on a daily, organic constant currency basis
•Achieved reported operating margin of 13.9%, down 40 basis points, or 14.6% on an adjusted basis, up 80 basis points
•Increased diluted EPS by 4.7% to $7.89 on a reported basis, or by 16.7% to $8.33 on an adjusted basis
•Announced plans to open a new 1.2 million square-foot distribution center near Houston, Texas in 2026

Full Year 2023 Highlights
•Grew sales to $16.5 billion, up 8.2%, or 9.5% on a daily, organic constant currency basis
•Realized reported operating margin of 15.6%, up 110 basis points, or 15.7% on an adjusted basis, up 130 basis points
•Increased diluted EPS by 20.5% to $36.23 on a reported basis, or by 23.6% to $36.67 on an adjusted basis
•Produced $2.0 billion in operating cash flow and returned $1.2 billion to Grainger shareholders through dividends and share repurchases

CHICAGO, Feb. 2, 2024 - Grainger (NYSE: GWW) today reported results for the fourth quarter and full year 2023. Sales of $4.0 billion in the fourth quarter 2023 increased 5.1%, or 5.5% on a daily, organic constant currency basis versus the fourth quarter of 2022. For the full year, sales of $16.5 billion increased 8.2%, or 9.5% on a daily, organic constant currency basis compared to the prior year.

"Our strong 2023 performance was driven by the team's focused execution against our long-term strategy in a normalizing demand market. We strengthened our advantage in both our High-Touch Solutions and Endless Assortment segments and achieved record annual sales and earnings by remaining committed to our purpose, We Keep the World Working®," said D.G.

Macpherson, Chairman and CEO. "As we look to 2024, we remain dedicated to delivering tangible value for customers, strong results for shareholders, and an engaging culture for team members."

2023 Financial Summary

($ in millions)	Q4 2023		Q4 2023		FY 2023		FY 2023
			Change vs. Prior (Fav. vs. (Unfav.))				Change vs. Prior (Fav. vs. (Unfav.))
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted(1)
Net Sales	$3,997	$3,997	5.1%	5.1%	$16,478	$16,478	8.2%	8.2%
Gross Profit	$1,563	$1,563	3.8%	3.8%	$6,496	$6,496	11.1%	11.1%
Operating Earnings	$557	$583	2.4%	11.5%	$2,565	$2,591	15.8%	18.1%
Net Earnings	$395	$417	2.9%	14.5%	$1,829	$1,851	18.2%	21.2%
Diluted EPS	$7.89	$8.33	4.7%	16.7%	$36.23	$36.67	20.5%	23.6%

Gross Profit %	39.1%	39.1%	(50) bps	(50) bps	39.4%	39.4%	100 bps	100 bps
Operating Margin	13.9%	14.6%	(40) bps	80 bps	15.6%	15.7%	110 bps	130 bps
Tax Rate	23.8%	23.5%	50 bps	180 bps	23.9%	23.8%	90 bps	130 bps
(1)Results exclude the loss related to the Company’s divestiture of its subsidiary, E & R Industrial Sales, Inc., completed in the fourth quarter of 2023. Prior year results exclude a gain of $21M on the divestiture of Cromwell's enterprise software business completed in the fourth quarter of 2022. See the supplemental information of this release for reconciliation of any adjusted and non-GAAP financial measures.

Sales
For the fourth quarter of 2023, total Company sales on a reported and daily basis increased 5.1% compared to the fourth quarter of 2022. Normalizing for the impact of foreign currency exchange and the divestiture of the Company's subsidiary, E & R Industrial Sales, Inc., sales on a daily, organic constant currency basis were up 5.5% versus the fourth quarter of 2022.

In the High-Touch Solutions N.A. segment, sales were up 4.7% versus the fourth quarter of 2022 driven by continued volume growth across all geographies. Growth was consistent on a reported and daily, organic constant currency basis. In the Endless Assortment segment, sales were up 6.0%, or 8.2% on a daily, constant currency basis versus the fourth quarter of 2022. Growth was driven by B2B customers across the segment as well as enterprise customer growth at MonotaRO, which was partially offset by declining sales to non-core, consumer-like customers at Zoro.

For the full year 2023, total Company sales increased 8.2% versus the full year 2022. Daily sales on an organic, constant currency basis increased 9.5% versus the prior year driven by growth in both segments.

Gross Profit Margin
For the fourth quarter of 2023, total Company gross profit margin was 39.1%, down 50 basis points compared to the fourth quarter of 2022. Both segments contributed to the decline.

In the High-Touch Solutions N.A. segment, gross margin declined by 50 basis points compared to the fourth quarter of 2022 due to negative price / cost spread and year-end inventory cost adjustments, which were partially offset by sustained freight and supply chain efficiencies. In the Endless Assortment segment, gross margin declined by 60 basis points versus the fourth quarter of 2022 driven by unfavorable product mix at Zoro, which was partially offset by freight efficiencies at MonotaRO.

For the full year 2023, total Company gross profit margin was 39.4%, up 100 basis points versus the prior year. The increase in gross profit margin was primarily driven by freight and supply chain efficiencies as well as favorable product mix, which was partially offset by negative price / cost spread.

Earnings
For the fourth quarter of 2023, reported operating earnings for the total Company were $557 million, up 2.4% over the fourth quarter of 2022. Reported operating margin was 13.9%, a 40 basis point decrease compared to the fourth quarter of 2022. On an adjusted basis, which excludes any gains and losses from divestitures, operating earnings for the quarter were $583 million, up 11.5% over the fourth quarter of 2022. Adjusted operating margin was 14.6%, an 80 basis point increase over the fourth quarter of 2022. The increase in adjusted operating margin was driven by strong SG&A leverage aided by the absence of one-time costs in the prior year, which was partially offset by gross profit margin decline.

Diluted EPS for the fourth quarter of 2023 was $7.89 on a reported basis, up 4.7% versus the fourth quarter of 2022. On an adjusted basis, diluted EPS was $8.33, up 16.7% versus the fourth quarter of 2022. The increase in earnings per share was primarily due to strong operating performance in the quarter.

For the full year 2023, reported operating earnings for the total Company of $2.6 billion were up 15.8% versus the prior year, and resulted in reported operating margin of 15.6%, an increase of 110 basis points over prior year. On an adjusted basis, 2023 operating earnings of $2.6 billion were up 18.1% versus the prior year, and resulted in adjusted operating margin of 15.7%, an increase of 130 basis points compared to 2022 which includes 30 basis points of SG&A leverage.

Diluted EPS for the full year 2023 was $36.23 on a reported basis, up 20.5% versus 2022. On an adjusted basis, 2023 diluted EPS was $36.67, up 23.6% versus the prior year. The increase in earnings per share was due primarily to the strong operating performance in the year coupled with a lower share count.

Tax Rate
For the fourth quarter of 2023, the reported effective tax rate was 23.8% compared to 24.3% in the fourth quarter of 2022. On an adjusted basis, the tax rate was 23.5% compared to 25.3% in the prior year quarter. The variance for both the reported and adjusted tax rates was driven primarily by an increase in tax benefits related to stock compensation and higher income tax credits as compared to the fourth quarter of 2022.

For the full year 2023, the reported effective tax rate was 23.9% versus 24.8% in 2022. On an adjusted basis, the full year effective tax rate was 23.8% versus 25.1% in the prior year. The variance for both the reported and adjusted tax rates was primarily driven by tax benefits related to increased stock compensation as compared to 2022.

Cash Flow
During the fourth quarter, the Company generated $604 million of cash flow from operating activities as higher net earnings were further aided by favorable working capital. The Company invested $127 million in capital expenditures, resulting in free cash flow of $477 million. During the quarter, the Company returned $437 million to Grainger shareholders through dividends and share repurchases.

For the full year 2023, the Company generated $2.0 billion of cash flow from operating activities as higher net earnings were further aided by favorable working capital. As compared to 2022, operating cash flow increased $698 million, up 52.4%. The Company invested $445 million in capital expenditures, resulting in free cash flow of $1.6 billion in 2023. During the year, the Company returned $1.2 billion to Grainger shareholders through dividends and share repurchases.

2024 Company Guidance
The Company is providing the following outlook for 2024:

Total Company(1)	2024 Guidance Range
Net Sales	$17.2 - $17.7 billion
Sales growth	4.3% - 7.3%
Daily, organic constant currency sales growth	4.0% - 7.0%
Gross Profit Margin	39.1% - 39.4%
Operating Margin	15.3% - 15.8%
Diluted Earnings per Share	$38.00 - $40.50
Operating Cash Flow	$1.9 - $2.1 billion
CapEx (cash basis)	$0.4 - $0.5 billion
Share Buyback	$0.9 - $1.1 billion
Tax Rate	~24.0%

Segment Operating Margin
High-Touch Solutions N.A.	17.4% - 17.9%
Endless Assortment	7.3% - 7.8%
(1)Guidance provided is on an adjusted basis. Daily, organic constant currency sales growth is adjusted for the impact of two additional selling days in 2024 as compared to 2023, the sales of the Company’s divested E & R Industrial Sales, Inc. subsidiary in the prior year period, and changes in foreign exchange. The Company does not reconcile forward-looking non-GAAP financial measures. For further details see the supplemental information of this release.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Standard Time on Feb. 2, 2024, to discuss the fourth quarter and full-year results. The webcast will be hosted by D.G. Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. At Grainger, We Keep the World Working® by serving more than 4.5 million customers worldwide with products delivered through innovative technology and deep customer relationships. With 2023 sales of $16.5 billion, the Company operates two business models. In the High-Touch Solutions segment, Grainger offers approximately 2 million maintenance, repair and operating (MRO) products and services, including technical support and inventory management. In the Endless Assortment segment, Zoro.com offers customers access to more than 13 million products, and MonotaRO.com offers more than 22 million products. For more information, visit www.grainger.com.

Visit invest.grainger.com to view information about the Company, including a supplement regarding 2023 fourth quarter results. Additional Company information can be found on the Grainger Investor Relations website which includes our Company Snapshot and ESG report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: inflation, higher product costs or other expenses, including operational and administrative expenses; the impact of macroeconomic pressures and geopolitical trends, changes and events; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; changes in third party practices regarding digital advertising; failure to enter into or sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop, manage or implement new technology initiatives or business strategies, including with respect to Grainger’s eCommerce platforms; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in Grainger’s gross profit margin; Grainger’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, regulations related to advertising, marketing and the Internet, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards, including new or stricter environmental laws or regulations; government contract matters; the impact of any government shutdown; disruption or breaches of information technology or data security systems involving Grainger or third parties on which Grainger depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of Grainger’s common stock; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; outbreaks of pandemic disease or viral contagions; natural or human induced disasters, extreme weather and other catastrophes or conditions; effects of climate change; failure to execute on our efforts and programs related to environmental, social and governance matters; competition for, or failure to attract, retain, train, motivate and develop executives and key employees; loss of key members of management or key employees; loss of operational flexibility and potential for work stoppages or slowdowns if employees unionize or join a collective bargaining arrangement; changes in effective tax rates; changes in credit ratings or outlook; Grainger's incurrence of indebtedness or failure to comply with restrictions and obligations under its debt agreements and instruments; and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Brodie Bertrand	Kyle Bland
VP, Communications & Public Affairs	VP, Investor Relations

Communications@grainger.com	Andrew Ansay
Director, Investor Relations

InvestorRelations@grainger.com

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions of dollars, except for per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net sales	$3,997	$3,802	$16,478	$15,228
Cost of goods sold	2,434	2,296	9,982	9,379
Gross profit	1,563	1,506	6,496	5,849
Selling, general and administrative expenses	1,006	962	3,931	3,634
Operating earnings	557	544	2,565	2,215
Other (income) expense:
Interest expense – net	23	23	93	93
Other – net	(7)	(4)	(28)	(24)
Total other expense – net	16	19	65	69
Earnings before income taxes	541	525	2,500	2,146
Income tax provision	129	128	597	533
Net earnings	412	397	1,903	1,613
Less net earnings attributable to noncontrolling interest	17	13	74	66
Net earnings attributable to W.W. Grainger, Inc.	$395	$384	$1,829	$1,547

Earnings per share:
Basic	$7.93	$7.58	$36.39	$30.22
Diluted	$7.89	$7.54	$36.23	$30.06
Weighted average number of shares outstanding:
Basic	49.5	50.4	49.9	50.9
Diluted	49.7	50.7	50.1	51.1

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)
(Unaudited)

	As of
	(Unaudited)
Assets	December 31, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$660	$325
Accounts receivable (less allowance for credit losses of $35 and $36, respectively)	2,192	2,133
Inventories – net	2,266	2,253
Prepaid expenses and other current assets	156	266
Total current assets	5,274	4,977
Property, buildings and equipment – net	1,658	1,461
Goodwill	370	371
Intangibles – net	234	232
Operating lease right-of-use	429	367
Other assets	182	180
Total assets	$8,147	$7,588

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities	34	35
Trade accounts payable	954	1,047
Accrued compensation and benefits	327	334
Operating lease liability	71	68
Accrued expenses	397	474
Income taxes payable	48	52
Total current liabilities	1,831	2,010
Long-term debt	2,266	2,284
Long-term operating lease liability	381	318
Deferred income taxes and tax uncertainties	104	121
Other non-current liabilities	124	120
Shareholders' equity	3,441	2,735
Total liabilities and shareholders’ equity	$8,147	$7,588

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions of dollars)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022(1)	2023	2022(1)
Cash flows from operating activities:
Net earnings	$412	$397	$1,903	$1,613
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for credit losses	8	6	23	19
Deferred income taxes and tax uncertainties	(29)	(12)	(9)	8
Depreciation and amortization	57	51	214	205
Non-cash lease expense	26	21	76	70
Net losses (gains) from sales of assets and business divestitures	21	(15)	17	(14)
Stock-based compensation	13	10	62	48
Change in operating assets and liabilities:
Accounts receivable	253	51	(98)	(436)
Inventories	(58)	(159)	(16)	(412)
Prepaid expenses and other assets	(3)	(119)	101	(158)
Trade accounts payable	(120)	(36)	(65)	225
Operating lease liabilities	(23)	(21)	(88)	(76)
Accrued liabilities	(5)	156	(91)	218
Income taxes – net	30	34	(4)	42
Other non-current liabilities	22	(4)	6	(19)
Net cash provided by operating activities	604	360	2,031	1,333
Cash flows from investing activities:
Capital expenditures	(127)	(48)	(445)	(256)
Proceeds from sale of assets and business divestitures	10	21	21	28
Other – net	2	(24)	2	(35)
Net cash used in investing activities	(115)	(51)	(422)	(263)
Cash flows from financing activities:
Proceeds from debt	—	15	7	16
Payments of debt	—	(15)	(37)	(15)
Proceeds from stock options exercised	5	5	34	26
Payments for employee taxes withheld from stock awards	(5)	(1)	(37)	(23)
Purchases of treasury stock	(344)	(220)	(850)	(603)
Cash dividends paid	(92)	(85)	(392)	(370)
Other – net	(3)	(3)	(3)	(3)
Net cash used in financing activities	(439)	(304)	(1,278)	(972)
Exchange rate effect on cash and cash equivalents	9	5	4	(14)
Net change in cash and cash equivalents	59	10	335	84
Cash and cash equivalents at beginning of period	601	315	325	241
Cash and cash equivalents at end of period	$660	$325	$660	$325
(1) Certain reclassifications have been made to prior year amounts to conform to the current year presentation of Grainger's Consolidated Statements of Cash Flows. The reclassifications had no impact on previously reported results including net cash provided by (used in) operating, investing and financing activities for the three and twelve months ended December 31, 2022.

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP
FINANCIAL MEASURES (Unaudited)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with the non-GAAP financial measures as defined below. The Company believes these non-GAAP financial measures provide meaningful information to assist investors in understanding financial results and assessing prospects for future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Basis of presentation
The Company has a controlling ownership interest in MonotaRO, which is part of our Endless Assortment segment. MonotaRO’s results are fully consolidated, reflected in U.S. GAAP, and reported one-month in arrears. Results will differ from MonotaRO’s externally reported financials which follow Japanese GAAP.

Adjusted gross profit, adjusted SG&A, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted diluted EPS
Exclude certain non-recurring items, like restructuring charges, asset impairments, gains and losses associated with business divestitures and other non-recurring, infrequent or unusual gains and losses (together referred to as “non-GAAP adjustments”), from the Company’s most directly comparable reported U.S. GAAP figures (reported gross profit, SG&A, operating earnings, net earnings and EPS).The Company believes these non-GAAP adjustments provide meaningful information to assist investors in understanding financial results and assessing prospects for future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Free cash flow (FCF)
Calculated using total cash provided by operating activities less capital expenditures. The Company believes the presentation of FCF allows investors to evaluate the capacity of the Company's operations to generate free cash flow.

Daily sales
Refers to sales for the period divided by the number of U.S. selling days for the period.

Daily, constant currency sales
Refers to the daily sales adjusted for changes in foreign currency exchange rates.

Daily, organic constant currency sales
Refers to daily sales excluding the sales of certain divested businesses in the comparable prior year period post date of divestiture and changes in foreign currency exchange rates.

Foreign currency exchange
Calculated by dividing current period local currency daily sales by current period average exchange rate and subtracting the current period local currency daily sales divided by the prior period average exchange rate.

U.S. selling days:
2022: Q1-64, Q2-64, Q3-64, Q4-63, FY-255
2023: Q1-64, Q2-64, Q3-63, Q4-63, FY-254
2024: Q1-64, Q2-64, Q3-64, Q4-64, FY-256

As non-GAAP financial measures are not standardized, it may not be possible to compare these measures with other companies' non-GAAP measures having the same or similar names. These non-GAAP measures should not be considered in isolation or as a substitute for reported results. These non-GAAP measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. This press release also includes certain non-GAAP forward-looking information. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliations provided below reconciles GAAP financial measures to non-GAAP financial measures used in this release: daily sales; daily, organic constant currency sales; free cash flow; adjusted operating margin; and adjustments reflected in the consolidated statements of earnings.

Sales growth for the three and twelve months ended December 31, 2023
(percent change compared to prior year period)
(unaudited)

	Total Company		High-Touch Solutions - N.A.		Endless Assortment
	Q4 2023	FY 2023	Q4 2023	FY 2023	Q4 2023	FY 2023
Reported sales	5.1%	8.2%	4.7%	8.9%	6.0%	4.7%
Daily impact	—%	0.4%	—%	0.4%	—%	0.4%
Daily sales(1)	5.1%	8.6%	4.7%	9.3%	6.0%	5.1%
Business divestiture(2)	0.2%	—%	0.2%	0.1%	—%	—%
Foreign currency exchange(3)	0.2%	0.9%	(0.2)%	—%	2.2%	5.3%
Daily, organic constant currency sales	5.5%	9.5%	4.7%	9.4%	8.2%	10.4%

(1) Based on U.S. selling days, there were 63 selling days in Q4 2023 and Q4 2022; there were 254 and 255 selling days in 2023 and 2022, respectively.
(2) Reflects the divestiture of Grainger's subsidiary, E & R Industrial Sales, Inc., in the fourth quarter of 2023.
(3) Excludes the impact of year-over-year foreign currency exchange rate fluctuations.

Free cash flow (FCF) for the three and twelve months ended December 31, 2023
(in millions of dollars)
(unaudited)

	Q4 2023	FY 2023
Net cash flows provided by operating activities	$604	$2,031
Capital expenditures	(127)	(445)
Free cash flow	$477	$1,586

Income statement adjustments for the three and twelve months ended December 31, 2023
(in millions of dollars)
(unaudited)

	Q4 2023			Reported	Adjusted(4)	Reported	Adjusted
	Reported	Business Divestiture(1)	Adjusted	% of Net sales		Y/Y(2)
Earnings reconciliation:

SG&A	$1,006	$(26)	$980	25.2%	24.5%	4.5%	(0.3)%
Operating earnings	557	26	583	13.9	14.6	2.4	11.5
Other expense — net	(16)	—	(16)	0.4	0.5	(16.7)	(16.7)
Earnings before income taxes	541	26	567	13.5	14.1	3.0	12.5
Income tax provision(3)	(129)	(4)	(133)	3.2	3.3	1.2	4.7
Net earnings	412	22	434	10.3	10.8	3.6	15.1
Noncontrolling interest(5)	(17)	—	(17)	0.4	0.4	32.1	32.1
Net earnings attributable to W.W. Grainger, Inc.	$395	$22	$417	9.9%	10.4%	2.9%	14.5%

Diluted earnings per share:	$7.89	$0.44	$8.33			4.7%	16.7%

(1) Reflects the $26 million pre-tax and $22 million after-tax loss on the divestiture of Grainger's subsidiary, E & R Industrial Sales, Inc., reported in the HTS-N.A. segment completed in the fourth quarter of 2023.
(2) For prior year financial information regarding Grainger's non-GAAP measures, including reconciliations to the most directly comparable GAAP measures, refer to the Company's Form 8-K filed with the SEC on February 2, 2023.
(3) Reported and adjusted effective tax rates were 23.8% and 23.5% for the fourth quarter December 31, 2023.
(4) Calculated on the basis of reported net sales for the fourth quarter December 31, 2023.
(5) The Company has a controlling ownership interest in MonotaRO, with the residual representing noncontrolling interest.

	FY 2023			Reported	Adjusted(4)	Reported	Adjusted
	Reported	Business Divestiture(1)	Adjusted	% of Net sales		Y/Y(2)
Earnings reconciliation:

SG&A	$3,931	$(26)	$3,905	23.8%	23.7%	8.2%	6.8%
Operating earnings	2,565	26	2,591	15.6	15.7	15.8	18.1
Other expense — net	(65)	—	(65)	0.4	0.4	(5.5)	(5.5)
Earnings before income taxes	2,500	26	2,526	15.2	15.3	16.5	18.9
Income tax provision(3)	(597)	(4)	(601)	3.6	3.6	12.0	12.9
Net earnings	1,903	22	1,925	11.6	11.7	18.0	20.9
Noncontrolling interest(5)	(74)	—	(74)	0.5	0.5	12.5	12.5
Net earnings attributable to W.W. Grainger, Inc.	$1,829	$22	$1,851	11.1%	11.2%	18.2%	21.2%

Diluted earnings per share:	$36.23	$0.44	$36.67			20.5%	23.6%

(1) Reflects the $26M pre-tax and $22M after-tax loss on the divestiture of Grainger's subsidiary, E & R Industrial Sales, Inc., reported in the HTS-N.A. segment completed in the fourth quarter of 2023.
(2) For prior year financial information regarding Grainger's non-GAAP measures, including reconciliations to the most directly comparable GAAP measures, refer to the Company's Form 8-K filed with the SEC on February 2, 2023.
(3) Reported and adjusted effective tax rates were 23.9% and 23.8% for December 31, 2023.
(4) Calculated on the basis of reported net sales for December 31, 2023.
(5) The Company has a controlling ownership interest in MonotaRO, with the residual representing noncontrolling interest.